BANCO ITAÚ HOLDING FINANCEIRA S.A.

March 24, 2003

The Bank of New York

101 Barclay Street

New York, New York 10286

Ladies and Gentlemen:

We refer to the Deposit Agreement dated as of May 31, 2001, as amended and restated as of  February 20, 2002 (the “Deposit Agreement”), among Banco Itaú S.A. (“Itaú”), The Bank of New York, as depositary (the “Depositary”), and all owners and beneficial owners from time to time of American Depositary Receipts issued thereunder.

We hereby inform you that a transaction (the “reorganization”) has been completed whereby, among other things, Itaú has become a wholly-owned subsidiary of Banco Itaú Holding Financeira S.A. (“Holding”) and all ordinary and preferred shares of Itaú that were outstanding immediately prior to the reorganization have been exchanged into ordinary and preferred shares, respectively, of Holding.  Accordingly, all American Depositary Shares evidenced by American Depositary Receipts issued under the Deposit Agreement now represent preferred shares of Holding.

Itaú and Holding wish for the American Depositary Receipt facility created by the Deposit Agreement to continue as a facility for preferred shares of Holding but otherwise on the same terms and conditions as were in effect prior to the reorganization.

Accordingly, Itaú hereby assigns to Holding all of its rights and privileges under the Deposit Agreement, and Holding hereby expressly agrees to perform and assumes all of the duties and obligations of Itaú under the Deposit Agreement, all as if Holding were the Issuer, as that term is defined in the Deposit Agreement.  Except as set forth in the preceding sentence, the Deposit Agreement shall remain in full force and effect.

The provisions of this letter shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

BANCO ITAÚ S.A.

By: /s/ Silvio de Carvalho

     Name:  Silvio de Carvalho

     Title:    Executive Director

BANCO ITAÚ HOLDING FINANCEIRA S.A.

By: /s/ Henri Penchas

     Name:  Henri Penchas

     Title:    Senior Vice President

Acknowledged and Accepted:

THE BANK OF NEW YORK,

  as Depositary

By: /s/ Hernan F. Rodriguez

     Name:  Hernan F. Rodriguez

     Title:    Vice President

Certification

I am the [Secretary] of Banco Itaú Holding Financeira S.A., a company incorporated under the laws of the Federative Republic of Brazil (“Holding”).  I hereby certify to The Bank of New York that (i) Henri Penchas is the duly elected, qualified and acting Senior Vice President of Holding and (ii) said officer duly executed and delivered the foregoing instrument in the name and on behalf of Holding and was duly authorized to do so and the signature of said officer on that instrument is genuine.

Dated:  March 24th, 2003

/s/ Carlos Roberto Zanelato

Name:  Carlos Roberto Zanelato

Title:    General Manager